Exhibit 10.21
AMENDMENT
TO THE
NELNET, INC.
RESTRICTED STOCK PLAN
Effective as of February 11, 2020

WHEREAS, Nelnet, Inc., a Nebraska corporation (“Nelnet), has previously established the Nelnet, Inc. Restricted Stock Plan, as amended through May 22, 2014 (the “Plan”), which provides for grants of awards of restricted shares and restricted stock units to employees of Nelnet and its subsidiaries and affiliates;
WHEREAS, in November 2019, Nelnet re-filed an application with the Federal Deposit Insurance Corporation and the Utah Department of Financial Institutions to establish Nelnet Bank, a Utah-chartered industrial bank and wholly owned subsidiary of Nelnet;
WHEREAS, in connection with such application and in view of potential future awards under the Plan to employees of an institution subject to additional banking regulatory oversight, it has been determined that an amendment to the Plan as set forth below (the “Amendment”), in order to clarify that awards under the Plan shall be subject not only to compliance with all applicable laws, rules and regulations, but also to compliance with applicable regulatory guidance and directives, is desirable and in the best interests of Nelnet and its shareholders; and
WHEREAS, Section 7(d) of the Plan provides that the Nelnet Board of Directors may amend the Plan without shareholder approval unless otherwise required by applicable stock exchange rules, and in connection therewith it has been determined that the Amendment does not constitute a material revision to the Plan and thus does not require separate approval by the shareholders of Nelnet under the applicable rules and guidance of the New York Stock Exchange.
NOW, THEREFORE, pursuant to such action of the Board, Section 7(a) of the Plan is hereby amended in its entirety to read as follows:
Compliance with Legal, Regulatory and Trading Requirements. The Plan, the granting and exercising of Awards thereunder, and the other obligations of the Company under the Plan and any Award Agreement, shall be subject to compliance with all applicable federal, state and foreign laws, rules and regulations, and regulatory guidance and directives, and to such approvals by any regulatory or governmental agency as may be required. The Company, in its discretion, may postpone the issuance or delivery of Shares under any Award until completion of such stock exchange or market system listing or registration or qualification of such Shares or other required action under any state or federal law, rule or regulation, or applicable regulatory guidance or directives as the Company may consider appropriate, and may require any Participant to make such representations and furnish such information as it may consider appropriate in connection with the issuance or delivery of Shares in compliance with applicable laws, rules and regulations, and regulatory guidance and directives. No provisions of the Plan shall be interpreted or construed to obligate the Company to register any Shares under federal, state or foreign law. The Shares issued under the Plan may be subject to such other restrictions on transfer as determined by the Committee.

Except as specifically amended in the Amendment, the Plan shall remain in full force and effect in accordance with its terms.

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